SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Goody’s Family Clothing, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GOODY’S FAMILY CLOTHING, INC.

400 Goody’s Lane
Knoxville, Tennessee 37922

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Goody’s Family Clothing, Inc.:

      We are pleased to invite you to attend our 2004 annual meeting of shareholders for the following purposes:

1.	To elect two directors to serve for terms of three years;

2.	To consider and approve the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

      In addition to the specific matters to be acted upon at the meeting as described in detail in the accompanying Proxy Statement, there will be a review of fiscal 2003, a report on the progress of the Company and an opportunity for shareholders to ask management questions of general interest during the meeting.

      Only shareholders of record at the close of business on April 26, 2004 are entitled to receive notice of and to vote at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE EITHER RETURN

THE ENCLOSED PROXY CARD OR VOTE THROUGH THE TELEPHONE OR
INTERNET VOTING PROCEDURES DESCRIBED ON YOUR PROXY CARD TO
ENSURE YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS
IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

By Order of the Board of Directors,

Robert M. Goodfriend
Chairman of the Board and
Chief Executive Officer

Knoxville, Tennessee
May 10, 2004

      This Proxy Statement and the enclosed proxy card are being mailed on or about May 10, 2004 to the shareholders of record of the Company at the close of business on April 26, 2004. The Company’s 2003 Annual Report, which includes its consolidated financial statements and is not part of the proxy solicitation material, is being mailed with this Proxy Statement.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL 2003
AGGREGATED OPTION EXERCISES IN FISCAL 2003 AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

      This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Goody’s Family Clothing, Inc. (the “Company”) in connection with the solicitation of proxies for use at the 2004 annual meeting of Shareholders (individually, a “Shareholder” and collectively, the “Shareholders”) of the Company, or at any and all adjournment(s) or postponement(s) thereof (the “Annual Meeting”). A copy of the notice of the Annual Meeting accompanies this Proxy Statement.

Date, time and place of the Annual Meeting

Date: June 16, 2004
Time: 10:00 a.m. EDT
Place: 400 Goody’s Lane, Knoxville, Tennessee

Shares entitled to vote

      There are 32,950,977 shares of common stock, no par value, of the Company (the “Common Stock”) entitled to notice of and to vote at the Annual Meeting, and each such share entitles its holder to one vote. April 26, 2004 has been fixed as the record date (the “Record Date”) for the determination of the Shareholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting.

Voting your proxy

      Whether or not you plan to attend the Annual Meeting, we urge you to follow the instructions on the enclosed proxy card to cast your vote as promptly as possible. Casting your vote prior to the meeting will not affect your right to attend the Annual Meeting and change your vote. The enclosed proxy card indicates the number of shares that you own. Voting instructions are included on your proxy card. If you properly cast your vote in accordance with the instructions noted on your proxy card, one of the individuals named on your proxy card will vote your shares as you have directed. If you sign the proxy card and return it by mail in the enclosed envelope but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares as follows:

•	“FOR” the election of the two nominees for director as described on page 3.

•	“FOR” the approval of the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan as described on page 19.

      If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with the Board’s recommendation. At the time this Proxy Statement was mailed to the Shareholders, the Company knew of no other matters to be acted on at the Annual Meeting.

Revoking your proxy

      You may revoke your proxy at any time before it is exercised by:

•	sending in another signed proxy card with a later date;

•	casting your vote again by telephone or through the Internet;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

Voting in person

      If you plan to attend the Annual Meeting and vote in person, you will be provided with a ballot after you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring photo identification and an account statement or a letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Quorum requirements

      A quorum of Shareholders is necessary to hold a meeting of the Shareholders. The presence, in person or by proxy, at the Annual Meeting of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting constitutes a quorum to act upon the proposed business. Shares as to which authority to vote is withheld, abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item, absent instruction from the beneficial owner of the shares and no such instruction is given.

Vote necessary to approve proposal

      Directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in any election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than another person or persons, if any, nominated for the same seat on the Board. Accordingly, votes withheld from director nominees, abstentions and broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.

Fiscal Year

      The terms “fiscal 1999,” “fiscal 2000,” “fiscal 2001,” “fiscal 2002,” “fiscal 2003,” and “fiscal 2004” as used herein refer to the Company’s fiscal years ended January 29, 2000, February 3, 2001, February 2, 2002, February 1, 2003, and January 31, 2004 and the Company’s fiscal year ending January 29, 2005, respectively.

Item 1 — Election of Directors

Board of Directors

      The Board is divided into three classes of directors with each class holding office for a staggered three-year term. The term of the Class III Directors, Robert M. Goodfriend and Robert F. Koppel, will expire at the Annual Meeting. Mr. Goodfriend and Mr. Koppel are nominees for election at the Annual Meeting as Class III Directors to serve until the 2007 annual meeting of Shareholders (or until the earlier election and qualification of their successors). The Company’s Bylaws (the “Bylaws”) provide that any vacancy in the Board created by the death, resignation or removal of a director shall be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, for a term of office until the next annual meeting of Shareholders. The Bylaws further provide that the Company shall have at least five and no more than ten directors, with the Board to determine the exact number from time to time.

      Since the Board has only nominated two persons for election as Class III Directors and has fixed the number of Class III Directors at two directors, the Shareholders cannot vote for a greater number of persons than the nominees named herein. The election of the Class III Directors requires the presence, in person or by proxy, of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting. The Class III Directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote at the Annual Meeting. The Company’s principal Shareholder, Mr. Robert M. Goodfriend, owns approximately 39.9% of the outstanding shares of Common Stock and has indicated his intention to vote his shares in favor of the election as Class III Directors of the nominees listed below.

      In the event the nominees listed below refuse or are unable to serve as directors (which is not now anticipated), the persons named as proxies in the enclosed proxy card reserve full discretion to vote for such other person as may be nominated.

Biographies of Director Nominees, Directors and Executive Officers

      The following table sets forth biographical data for the last five years for each nominee for director, for each director and for each executive officer of the Company (based upon information supplied by him or her to the Company) and such person’s length of service as a director and/or executive officer of the Company.

Class III Directors — Nominees for Election at the Annual Meeting for a Term Expiring at the 2007 Annual Meeting

				Executive
		Position(s) With the Company, Principal	Director	Officer
Name	Age	Occupation and Business Experience	Since	Since

Robert M. Goodfriend	54	Chairman of the Board of Directors and Chief Executive Officer of the Company.	1973	1977
Robert F. Koppel	57	President of East Tennessee Children’s Hospital since August 1976.	1995	—

Your Board Recommends a Vote FOR the election

of the above nominees as Class III Directors.

Class I Directors — Term Expiring at the 2005 Annual Meeting

				Executive
		Position(s) With the Company, Principal	Director	Officer
Name	Age	Occupation and Business Experience	Since	Since

Irwin L. Lowenstein	68	Chairman of The Powell Company, Inc. (a privately-held furniture manufacturer) since November 2000 and a Director since February 1999. Director of Schnadig Corp. (a privately-held furniture manufacturer) since March 2001. Previously served as Executive Vice President of Rhodes/Heilig-Meyers Company (a publicly-held specialty furniture retailer) from February 1997 to February 2000.	1996	—
Cheryl L. Turnbull	43	Private investor since November 2003. Managing Director of Banc One Mezzanine Corp. (a merchant bank) from June 1999 to November 2003. Previously served as Director of Banc One Capital Markets, Inc. (a merchant bank) from January 1998 to June 1999.	1995	—

Class II Director — Term Expiring at the 2006 Annual Meeting

				Executive
		Position(s) With the Company, Principal	Director	Officer
Name	Age	Occupation and Business Experience	Since	Since

Samuel J. Furrow	62	Chairman of: Furrow Auction Company (a real estate and equipment sales company) since April 1968, and Innovo Group, Inc. (a publicly-held manufacturer and supplier of sports bags and apparel) since October 1998. Director of: Southeastern Advertising, Inc. (an advertising agency) since April 1968, and Innovo Group, Inc. since April 1998. Member of the Advisory Board of AmSouth Bank since September 1993. Owner of the following automobile dealerships: Mercedes Benz of Knoxville since December 1980; Land Rover of Knoxville since July 1997; Land Rover of Chattanooga since December 1999; and Jaguar of Chattanooga since January 2003. Previously served as Chairman of Furrow-Justice Machinery Corporation (a six branch industrial and construction equipment dealer) from September 1983 to March 2001.	1995	—

Executive Officers (in addition to Mr. Goodfriend)

			Executive
		Position(s) With the Company, Principal	Officer
Name	Age	Occupation and Business Experience	Since

Edward R. Carlin	63	Executive Vice President, Chief Financial Officer of the Company since July 1994, and Secretary of the Company since February 1995.	1994
Max W. Jones	49	Executive Vice President, Merchandising of the Company since July 2000. Previously served as President and Chief Executive Officer of Herberger’s Department Store, Inc. (a division of a publicly-held retail department store chain) from December 1997 to July 2000.	2000
Carmen Monaco	57	Executive Vice President, Chief Marketing Officer of the Company since February 2004. Previously served as Vice President, Marketing of Charming Shoppes, Inc. (a publicly-held retail company) from May 1997 to January 2004.	2004
David R. Mullins	52	Executive Vice President, Stores of the Company since December 1996.	1980
Robert S. Gobrecht	57	Senior Vice President, Assistant to the Chairman of the Company since January 2003. Previously served as Vice President and Assistant to the Chairman of the Company from May 2002 to January 2003 and Vice President and Merchandising Coordinator of the Company from January 1997 to May 2002.	2003
Bruce E. Halverson	49	Senior Vice President, Planning and Allocation of the Company since January 1998.	1998

			Executive
		Position(s) With the Company, Principal	Officer
Name	Age	Occupation and Business Experience	Since

Regis J. Hebbeler	52	Senior Vice President, General Counsel of the Company since February 2004. Previously served as Vice President, General Counsel of the Company from May 1995 to February 2004.	1995
Hazel A. Moxim	54	Senior Vice President, Human Resources of the Company since January 2003. Previously served as Vice President of Human Resources of the Company from March 1997 to January 2003.	2003
David G. Peek	43	Senior Vice President and Chief Accounting Officer of the Company since January 2001. Previously served as Vice President, Corporate Controller and Chief Accounting Officer of the Company from June 1997 to January 2001.	1996
Jay D. Scussel	60	Senior Vice President, Management Information Systems of the Company since January 1998.	1998
Bobby Whaley	59	Senior Vice President, Distribution, Transportation and Logistics of the Company since January 1998.	1998

Independence, Meetings and Committees of the Board

      The Board has determined that, with the exception of Mr. Goodfriend, all of the members of the Board are independent as defined in the Nasdaq Stock Market, Inc. (“NASDAQ”) listing standards. The independent directors regularly have the opportunity to meet without Mr. Goodfriend in attendance, and they intend to meet without Mr. Goodfriend in attendance at least two times during fiscal 2004.

      During fiscal 2003, the Board met eight times and each director attended 75% or more of the aggregate number of meetings held by the Board and its committees on which he or she served. The Company encourages its directors to attend the Company’s annual meeting of Shareholders. All of the directors attended the annual meeting of Shareholders in 2003.

      The Audit Committee of the Board, which consists of Messrs. Furrow and Koppel (Chair) and Ms. Turnbull and, effective as of March 2004, Mr. Lowenstein, is primarily responsible for: (i) overseeing the integrity of the Company’s financial statements; (ii) overseeing the Company’s internal controls and procedures for finance, accounting, disclosure, and legal compliance; (iii) monitoring the performance of the Company’s internal audit department and the independence and performance of the Company’s independent auditors; and (iv) providing an avenue of communication between the independent auditors, management, employees, the internal audit department, and the Board. The Audit Committee has a charter that details its duties and responsibilities. Each of the members of the Audit Committee meets the independence requirements of applicable NASDAQ listing standards and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board has determined that Ms. Turnbull is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. During fiscal 2003, the Audit Committee met 13 times. A copy of the Audit Committee Charter is available to Shareholders on the Company’s website, www.goodysonline.com.

      The Compensation Committee of the Board, which consists of Messrs. Koppel and Lowenstein and Ms. Turnbull (Chair) and, effective as of March 2004, Mr. Furrow, is responsible for reviewing the compensation, including fringe benefits, of the Chief Executive Officer and other executive officers and key management of the Company and for making recommendations thereof to the Board. The Compensation Committee is also responsible for the review and administration of the Company’s stock option plans, 401(k) retirement plan, employee payroll investment plan, and short-term incentive compensation plan. In carrying out such responsibilities, the Compensation Committee reviews the salaries, benefits, performance, and other incentive bonuses of key employees as well as the general terms and conditions of the other benefit plans. Each of the members of the Compensation Committee meets the independence requirements of applicable NASDAQ listing standards. During fiscal 2003, the Compensation Committee met five times.

      The Board also has a Nominating and Corporate Governance Committee. Until March 2004, the committee was known as the Nominating Committee, and consisted of Messrs. Furrow (Chair), Goodfriend and Lowenstein. Effective March 2004, the Committee became known as the Nominating and Corporate Governance Committee, and is now comprised of Messrs. Furrow (Chair), Koppel and Lowenstein and Ms. Turnbull. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board suitable persons for election as directors of the Company, providing oversight of the corporate governance affairs of the Board and the Company and reviewing the Company’s corporate governance practices and policies on an annual basis. Each of the members of the Nominating and Corporate Governance Committee meets the independence requirements of the applicable NASDAQ listing standards. A copy of the Nominating and Corporate Governance Committee Charter is available to Shareholders on the Company’s website, www.goodysonline.com. The Nominating Committee met twice during fiscal 2003.

      The Nominating and Corporate Governance Committee will consider many factors when evaluating candidates for nomination to the Board, with the goal of fostering a Board comprised of directors with a variety of experience and backgrounds. Candidates are evaluated against certain criteria, including experience, skills and personal accomplishments, as well as other factors that are listed as an appendix to the Nominating and Corporate Governance Committee Charter, which is posted on the Company’s website, www.goodysonline.com.

      The Nominating and Corporate Governance Committee considers candidates for the Board from any source, including Shareholder recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the proposal and does not have any specific minimum qualifications that must be met. However, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity and sufficient time to devote to Company matters. The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used in fiscal 2003 and, accordingly, no fees have been paid to consultants or search firms.

      Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee by writing to the Company’s corporate Secretary at the Company’s headquarters in Knoxville, Tennessee, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. Shareholders who wish to recommend a candidate for consideration by the Nominating and Corporate Governance Committee must comply with the Company’s policy regarding Shareholder proposals. See “Shareholder Proposals for 2005 Annual Meeting” contained herein.

Communications with the Board

      The Company does not have formal procedures for Shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s corporate Secretary at the Company’s headquarters in Knoxville, Tennessee, with a request to forward the same to the intended recipient. In general, all Shareholder communication delivered to the Company’s corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the Shareholder’s instructions. However, the corporate Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

Report of the Audit Committee

      The Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent public accountants. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal 2003 with management. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

      The Company’s independent public accountants also provided to the Audit Committee certain written communications and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the independent public accountants their independence from the Company and has considered whether the provision of non-audit services is compatible with maintaining their independence.

      Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements for fiscal 2003 be included in the Company’s Annual Report on Form 10-K for fiscal 2003 which was filed with the SEC on March 22, 2004.

AUDIT COMMITTEE

Robert F. Koppel (Chair)
Samuel J. Furrow
Irwin L. Lowenstein
Cheryl L. Turnbull

Directors’ Compensation

      Prior to March 15, 2004, each non-employee director was entitled to receive the following compensation from the Company:

•	a monthly retainer of $1,000;

•	a fee of $1,500 for attendance at each meeting of the Board or any of its committees (provided, however, committee meetings that are held on the same days as Board meetings are not counted as separate meetings and provided further that directors are not compensated for their participation in brief informative telephonic meetings); and

•	a fee of $1,500 for each eight hours of committee work outside of formal committee meetings that is considered equivalent to attendance at one committee meeting, thereby entitling such director to compensation.

      Effective March 15, 2004, an increase in director compensation was approved, such that each non-employee director is entitled to receive the following compensation from the Company:

•	a monthly retainer of $1,500;

•	a fee of $2,000 for attendance at each meeting of the Board or any of its committees (provided, however, committee meetings that are held on the same days as Board meetings are not counted as separate meetings and provided further that directors are not compensated for their participation in brief informative telephonic meetings);

•	a fee of $2,000 for each eight hours of committee work outside of formal committee meetings that is considered equivalent to attendance at one committee meeting, thereby entitling such director to compensation; and

•	a fee of $4,000 per year for performing the duties of Committee Chairperson.

      In addition to receiving directors’ fees, all non-employee directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or any of its committees.

      Non-employee directors are also entitled to receive, upon first becoming a director of the Company, formula grants of stock options to purchase 15,000 shares of Common Stock. At each subsequent annual meeting of Shareholders, formula grants of stock options to purchase 3,000 shares of Common Stock are also awarded to each non-employee director. These stock options are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant and vest in 20% annual increments following the date of grant.

      Directors are also eligible to receive additional grants of stock options under the Company’s Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) at the discretion of the Compensation Committee. The exercise price, term and vesting of any such stock options would be determined by the Compensation Committee at its discretion. There were 1,574,600 shares of Common Stock available for future issuance under this plan as of April 26, 2004.

      Non-employee directors are permitted to irrevocably elect and receive (in lieu of cash for the director’s fees otherwise earned by them) non-qualified stock options exercisable to purchase shares of Common Stock at an exercise price equal to 50% of the fair market value of a share of Common Stock on the date of grant. This alternative allows the Company to eliminate the cash cost of annual directors’ fees otherwise due to non-employee directors and to more closely align the interests of non-employee directors with those of the Shareholders. These stock options are granted at the Board meeting following the annual meeting of Shareholders based on the number of anticipated meetings of the Board and its committees to be held during the twelve-month period, as well as the monthly retainer, beginning on the first day of the third quarter of the then current fiscal year of the Company and ending on the last day of the second quarter of the following fiscal year of the Company (the “Plan Year”). These stock options vest on the twelve-month anniversary of the date of grant and are subject to adjustment at the end of the Plan Year to reflect each director’s actual attendance at, or participation in, the meetings or committee work. At each of the Board meetings following the respective annual meetings of Shareholders for the last three years, all non-employee directors elected to receive 100% of their directors’ fees for the Plan Years following the respective annual meetings in the form of discounted stock options. The non-employee directors will be permitted to make such election for the 2004 Plan Year at the Board meeting planned for June 16, 2004 following the Annual Meeting. There were 218,962 shares of Common Stock available for future issuance under the Company’s Amended and Restated Discounted Stock Option Plan for Directors (the “Directors Plan”) as of April 26, 2004.

      No compensation is paid to Mr. Goodfriend, an executive officer of the Company, for services rendered in his capacity as a director of the Company.

Compensation Committee Interlocks and Insider Participation

      Decisions on executive compensation in fiscal 2003 were made by the Compensation Committee (and approved by the Board) upon the recommendation of the Company’s executive management (other than, in Mr. Goodfriend’s case, with respect to his own compensation). During fiscal 2003, the Compensation Committee consisted of Messrs. Koppel and Lowenstein and Ms. Turnbull (Chair), none of whom is or was an officer or other employee of the Company or had any relationship with the Company required to be disclosed as a Compensation Committee interlock, except that Mr. Koppel is the President of the East Tennessee Children’s Hospital (the “Hospital”) and Mr. Goodfriend is a director of the Hospital. Compensation matters for the Hospital, including the compensation of Mr. Koppel are considered by the full board, as it does not have a compensation committee and Mr. Goodfriend has participated in deliberations regarding incentive compensation of payments to officers of the Hospital, including, without limitation, Mr. Koppel. Effective March 2004, Mr. Goodfriend has informed the Company that he will recuse himself from deliberations regarding Mr. Koppel’s compensation. In addition, the Company facilitates contributions by its employees to the Hospital through a payroll deduction plan and matches employee contributions to the Hospital on a 100% basis. The Company also makes additional contributions (in cash or in kind) to the Hospital. The total amount of contributions by the Company (including employee contributions) to the Hospital in fiscal 2003 was $466,000.

Code of Ethics

      The Company has adopted a Code of Ethics and Standards of Business Conduct (the “Code of Ethics”) that applies to all officers, directors and associates of the Company, including, the principal executive officer, principal financial officer and principal accounting officer. The Company has posted a copy of the Code of Ethics, and intends to post amendments to its Code of Ethics, on the Company’s website at www.goodysonline.com as required under SEC rules and regulations. The Company intends to file a Form 8-K to the extent required by SEC rules and regulations and NASDAQ rules for waivers of the Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC on a timely basis. Reporting Persons are required to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such reports furnished to the Company and certain written representations that no other reports were required, the Company believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal 2003 were complied with on a timely basis.

Share Ownership

      The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock as of the Record Date (except in the case of Dimensional Fund Advisors, Inc. and the other persons and entities referenced in footnote 5, and Wells Fargo & Company referenced in footnote 6, the following table sets forth information regarding their beneficial ownership of the outstanding shares of Common Stock as of December 31, 2003) for: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the current executive officers of the Company named in the “Summary Compensation Table;” (iii) each director of the Company; and (iv) all directors and executive officers of the Company as a group. According to rules adopted by the SEC, a person is a “beneficial owner” of securities if that person has or shares the power to vote them or to direct their investment, or has the right to acquire beneficial ownership of such securities within 60 days from the Record Date through the exercise of an option, warrant or right, conversion of a security or otherwise. As of the date of this Proxy Statement, the Company only has shares of Common Stock outstanding. An asterisk indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

	Number of Shares and Nature of Beneficial
	Ownership at April 26, 2004

	Voting or Investment
	Power				Percent
					of	Acquirable within
Name	Sole		Shared		Class	60 Days(1)

Robert M. Goodfriend(2)	13,934,330	(3)	22,500	(4)	41.3%	825,000
Dimensional Fund Advisors, Inc.(5)	—		2,056,795	(5)	6.2%	—
Wells Fargo & Company(6)	—		2,019,149	(6)	6.1%	—
Edward R. Carlin	137,155		—		*	136,750
Max W. Jones	45,600		—		*	45,600
David R. Mullins	147,750		—		*	137,250
Jay D. Scussel	34,000		—		*	34,000
Samuel J. Furrow	20,049		—		*	20,049
Robert F. Koppel	65,056		—		*	65,056
Irwin L. Lowenstein	63,570		—		*	63,570
Cheryl L. Turnbull	106,886		—		*	106,886
All Directors and Executive Officers as a Group (16 Persons)	14,868,668	(3)	22,500	(7)	42.9%	1,733,761

(1)	This column lists the number of shares of Common Stock that the respective director and/or executive officer has the right to acquire within 60 days from the Record Date through the exercise of stock options awarded under the Company’s stock option plans. Such shares are also included in the “Sole” column of this table.
(2)	The business address of Mr. Goodfriend is 400 Goody’s Lane, Knoxville, Tennessee 37922.

(3)	These shares do not include 634,540 shares (1.9% of the outstanding shares of Common Stock) held in trust for Mr. Goodfriend’s children and any other shares or options to purchase shares of Common Stock owned by his children. Mr. Goodfriend has no voting or investment power with respect to any of these shares and disclaims beneficial ownership of them.
(4)	These shares are owned by Mr. Goodfriend’s wife, with whom Mr. Goodfriend shares voting and investment power with respect to such shares.
(5)	These shares are beneficially owned by four investment companies and certain commingled group trusts and separate accounts which are advised or managed by Dimensional Fund Advisors, Inc., a Delaware corporation (“Dimensional”). The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The foregoing information was derived from a Schedule 13G filed by Dimensional with the SEC.
(6)	These shares are owned by Wells Fargo & Company (“Wells”), a Delaware corporation. The address of Wells is 420 Montgomery Street, San Francisco, California, 94104. The foregoing information was derived from a Schedule 13G filed by Wells with the SEC.
(7)	Voting and investment power with respect to these shares are shared with certain family members of the respective director and/or executive officer. See footnote 4 above.

Compensation Committee Report on Executive Compensation

      Background. The Company currently has 12 executive officers and 5 directors (Mr. Goodfriend serves as both a director and an executive officer). All four of the non-employee directors, Messrs. Furrow, Koppel and Lowenstein and Ms. Turnbull (Chair), comprise the Compensation Committee.

      Objective and Philosophy. The Compensation Committee works closely with management to design an executive compensation program to assist the Company in attracting and retaining outstanding executives and senior management personnel in the retail industry. The design and implementation of such program continually evolves, but is based primarily on two elements (i) providing compensation opportunities that are competitive with retail companies of similar size and (ii) linking executives’ compensation with the Company’s financial performance by rewarding the achievement of short-term and long-term objectives of the Company.

      Compensation Program Components. Currently, the three principal components of the Company’s executive compensation program are: (i) annual base salary; (ii) short-term incentive compensation in the form of performance bonuses payable in cash each year; and (iii) long-term incentive compensation in the form of stock options. These programs are structured in accordance with the Compensation Committee’s objectives and philosophy.

      Annual Base Salary. Annual base salary levels for the Company’s executives are designed to be reflective of competitive conditions in the marketplace for executives of comparable talent and experience and are based on responsibility and performance. Base salaries are generally recommended by executive management for the review and approval of the Compensation Committee and the Board (subject to applicable employment agreements).

      Short-Term Incentive Compensation. The short-term incentive compensation component consists of target performance bonuses for eligible executive officers that are calculated as a percentage of their annual base salaries. The target bonus percentage for the executive officers for fiscal 2003 ranged between 60% and 100%. Each year, the target earnings (that are currently based on earnings before bonus payments and income taxes) of the Company are established by the Compensation Committee with the assistance of management and ratified by the Board. Each participating executive officer is eligible to receive (if earnings before taxes and bonus payments fall within the target earnings range) between 10% and 150% of their respective target performance bonus. Based on management’s recommendation, the Compensation Committee, with the approval of the Board, has the discretion to award additional bonuses outside of this plan if warranted by an executive officer’s exceptional service to the Company. With respect to fiscal 2003, the Company’s earnings before taxes and bonus payments fell within the target earnings range, and target performance bonuses were awarded to executive officers. In addition, the Compensation Committee approved discretionary bonuses for the Company’s executive officers. See “Summary Compensation Table.”

      Long-Term Incentive Compensation. The long-term incentive compensation component consists of stock option plans under which executives may be granted stock options exercisable to purchase shares of Common Stock. Generally, the exercise price of stock options represents the fair market value of the Common Stock on the date of grant, which is the closing sale price of the Common Stock on NASDAQ for the business day preceding the date of grant. Generally, the stock options become exercisable in equal annual increments over five years and expire ten years from the date of grant. The deferred vesting provisions of the stock options are designed to reward long-term contributions and create an incentive for executives to remain with the Company. The Compensation Committee believes that granting stock options creates an incentive to promote the long-term interests of the Company and aligns the economic benefit to be derived therefrom with those of the Company’s outside Shareholders. Stock options are granted by the Compensation Committee (and approved by the Board) to key employees based on executive management’s recommendation. Levels of participation in the plan vary based on the employee’s position within the Company. In fiscal 2003, the Compensation Committee awarded stock options to its executive officers. See “Option Grants in Fiscal 2003.”

      CEO Compensation. Mr. Goodfriend does not currently have an employment agreement with the Company. His compensation has been determined annually by the Compensation Committee and approved by the full Board (with Mr. Goodfriend abstaining) based on his compensation in prior years and the compensation of CEO’s of similar companies in the retail industry. For fiscal 2003, Mr. Goodfriend’s compensation package consisted of: (i) an annual base salary of $900,000; (ii) a bonus under the Company’s Short-Term Incentive Plan of $720,000; (iii) a discretionary bonus of $173,000; (iv) benefits of $140,000 related to the personal use of the Company’s private aircraft; (v) a term life insurance policy benefiting Mr. Goodfriend with a current premium payment of $48,000; and (vi) other customary perquisites aggregating $26,000. During fiscal 2003, the Compensation Committee did not award any stock options to Mr. Goodfriend.

      During fiscal 1999, the Company had entered into a split-dollar life insurance agreement (the “Agreement”) and therein agreed to pay the premiums for certain second-to-die policies insuring the lives of Mr. and Mrs. Goodfriend. These policies are owned by a trust for the benefit of the Goodfriends’ children (the “Trust”). The Trust had the right, but not the obligation, to purchase the policies from the Company at any time for a purchase price equal to the cumulative premiums paid by the Company on the policies; in which case, all of the Company’s future obligations would cease. As a result of certain restrictions on loans to executive officers imposed by the Sarbanes-Oxley Act of 2002, the Company did not make any premium payments (because they could be deemed as loans) on these policies during fiscal 2002 and fiscal 2003. In December 2003, the Trust exercised its right to purchase the policies from the Company for an aggregate cash payment of $8,390,000, which represented the cumulative premiums paid by the Company on the policies. See “Certain Transactions with Directors and Officers.”

      For fiscal 2004, the Compensation Committee determined to increase Mr. Goodfriend’s base salary from $900,000 to $1,200,000 and provide, on terms to be agreed upon, a supplemental retirement plan benefit with an estimated cost to the Company of approximately $250,000 per annum. In making such determination regarding the increase in base salary, the Compensation Committee considered peer company data and the Company’s performance. It also took into account the fact that Mr. Goodfriend is currently serving as Chief Executive Officer and since October 2002 has served and for the foreseeable future intends to continue serving as the President and Chief Merchandising Officer. In approving the supplemental retirement plan benefit, the Compensation Committee took into account that the split-dollar life insurance agreement had been terminated in December 2003, thereby eliminating the Company’s funding obligation under such program. The Compensation Committee and Mr. Goodfriend have determined that it is appropriate to enter into an employment agreement. The terms of such employment agreement are being negotiated.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for compensation over $1,000,000 paid to a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation and certain severance arrangements are not subject to the deduction limit if certain requirements are met. The Compensation Committee endeavors, where possible, to structure incentive compensation to qualify as “performance-based compensation.” The short-term incentive compensation plan adopted by the Company and by the Shareholders in June 2002 (and as submitted for Shareholder approval and adoption at the Annual Meeting) has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide for the deductibility of compensation payable thereunder. See “Item 2 — Approval of the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan.” In

addition, the 1997 Plan also has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide the Company with an income tax deduction equal to the amount of compensation income recognized by the optionee. The Company’s Amended and Restated 1991 Stock Incentive Plan (the “1991 Plan”) and the Company’s Amended and Restated 1993 Stock Option Plan (the “1993 Plan”) do not comply with the requirements under Code Section 162(m) because they were adopted prior to the effectiveness of this section. In fiscal 2003, approximately $287,000 of the total cash and non-cash compensation received by Mr. Goodfriend was not deductible. In fiscal 2004, some portion of Mr. Goodfriend’s cash and non-cash compensation will not be deductible, including the $200,000 excess of his base salary over $1,000,000. It is not currently expected that any other executive officer of the Company will receive compensation in excess of $1,000,000 for fiscal 2004.

COMPENSATION COMMITTEE

Cheryl L. Turnbull (Chair)
Samuel J. Furrow
Robert F. Koppel
Irwin L. Lowenstein

      The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

Executive Compensation and Other Information

      The following tables set forth certain information relating to various forms of compensation awarded to, earned by and paid to the Company’s chief executive officer and its next four most highly compensated executive officers who were serving as the Company’s executive officers at the end of fiscal 2003. All of such executive officers are referred to herein as the “named executive officers.”

SUMMARY COMPENSATION TABLE

      The following table presents the total compensation awarded to, earned by and paid to the named executive officers during the last three fiscal years.

						Long-Term
		Annual Compensation				Compensation

					Other	Securities	All
					Annual	Underlying	Other
	Fiscal	Salary	Bonus		Compensation	Options	Compensation
Name and Position	Year	($)	($)		($)(1)	(#)	($)

Robert M. Goodfriend	2003	900,000	893,000	(2)	151,111 (3)	—	63,339	(4)
Chairman of the Board and	2002	650,000	100,000	(2)	199,953 (3)	—	59,570	(4)
Chief Executive Officer	2001	650,000	100,000	(2)	120,633 (3)	750,000	67,197	(4)

Edward R. Carlin	2003	330,000	196,400	(5)	—	15,000	13,820	(6)
Executive Vice President,	2002	310,000	66,000	(5)	—	30,000	13,620	(6)
Chief Financial Officer and	2001	275,000	62,000	(5)	—	35,000	13,944	(6)
Secretary

Max W. Jones	2003	320,000	190,600	(7)	—	15,000	14,097	(8)
Executive Vice President,	2002	313,846	64,000	(7)	—	10,000	13,697	(8)
Merchandising	2001	310,000	62,000	(7)	—	6,000	10,728	(8)

David R. Mullins	2003	320,000	190,600	(9)	—	15,000	6,293	(10)
Executive Vice President,	2002	305,962	20,000	(9)	—	20,000	5,739	(10)
Stores	2001	275,000	—		—	35,000	5,953	(10)

Jay D. Scussel	2003	225,000	134,000	(11)	—	10,000	3,565	(12)
Senior Vice President,	2002	212,423	—		—	10,000	3,883	(12)
Management Information Systems	2001	210,000	—		—	7,500	5,300	(12)

(1)	The amounts in this column include the aggregate value of certain personal benefits to a named executive officer only where such value is greater than the lesser of either $50,000 or 10% of such executive’s salary and bonus for the fiscal year.
(2)	Consists of: (i) $720,000 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; (ii) $173,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee; and (iii) $100,000 in each of fiscal 2002 and 2001, attributable to a guaranteed minimum bonus.
(3)	Consists of: (i) $139,575, $188,951 and $109,094 in fiscal 2003, 2002 and 2001, respectively, attributable to personal use of the Company’s aircraft by Mr. Goodfriend, his family and guests calculated using the applicable standard industry fare level formula established by the Internal Revenue Service; (ii) $10,807, $10,253 and $10,790 in fiscal 2003, 2002 and 2001, respectively, for Mr. Goodfriend’s personal use of a Company automobile; and (iii) $729, $749 and $749 in fiscal 2003, 2002 and 2001, respectively, for the imputed value of group life insurance benefits as to which Mr. Goodfriend’s family is the beneficiary in excess of specified amounts as determined by the Internal Revenue Service.
(4)	Consists of: (i) non-cash benefits of $10,330, $6,961 and $7,687 in fiscal 2003, 2002 and 2001, respectively, calculated using the applicable Internal Revenue Service formula, imputed as a benefit to Mr. Goodfriend based on the face value of certain split-dollar life insurance policies; (ii) $4,800, $4,400 and $2,285 attributable to the Company’s contributions on Mr. Goodfriend’s behalf to the Company’s 401(k) Retirement Plan in each of fiscal 2003, 2002 and 2001, respectively; (iii) $9,715 attributable to the Company’s contributions on Mr. Goodfriend’s behalf to the Company’s Executive Deferral Plan in fiscal 2001; and (iv) $48,209, $48,209 and $47,510 for a term life insurance premium paid in each of fiscal 2003, 2002 and 2001, respectively, as to which Mr. Goodfriend’s family is the beneficiary. See “Certain Transactions with Directors and Officers” for a detailed description of the Company’s split-dollar life insurance arrangements with Mr. Goodfriend.
(5)	Consists of: (i) $158,400 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; (ii) $38,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee; and (iii) $66,000 and $62,000 in each of fiscal 2002 and 2001, respectively, attributable to a guaranteed minimum bonus paid pursuant to his employment arrangement.

(6)	Consists of: (i) $939 for each of fiscal 2003, 2002 and 2001 attributable to the Company’s payment of term life insurance premiums as to which Mr. Carlin’s family is the beneficiary; (ii) $8,081, $8,081 and $7,540 for disability insurance premiums paid by the Company in fiscal 2003, 2002 and 2001, respectively; (iii) $4,800, $4,400 and $2,285 attributable to the Company’s contributions on Mr. Carlin’s behalf to the Company’s 401(k) Retirement Plan in fiscal 2003, 2002 and 2001, respectively; (iv) $3,180 attributable to the Company’s contributions on Mr. Carlin’s behalf to the Company’s Executive Deferral Plan in fiscal 2001; and (v) $200 received in fiscal 2002 for director’s fees from two of the Company’s wholly-owned subsidiaries.
(7)	Consists of: (i) $153,600 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; (ii) $37,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee; and (iii) $64,000 and $62,000 in each of fiscal 2002 and 2001, respectively, attributable to a guaranteed minimum bonus paid pursuant to his employment arrangement.
(8)	Consists of: (i) $2,128 in each of fiscal 2003, 2002 and 2001 attributable to the Company’s payment of term life insurance premiums as to which Mr. Jones’ family is the beneficiary; (ii) $7,169 for disability insurance premiums paid by the Company in each of fiscal 2003, 2002 and 2001; and (iii) $4,800, $4,400 and $1,431 attributable to the Company’s contributions on Mr. Jones’ behalf to the Company’s 401(k) Retirement Plan in fiscal 2003, 2002 and 2001, respectively.
(9)	Consists of: (i) $153,600 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; and (ii) $37,000 and $20,000 in fiscal 2003 and 2002, respectively, attributable to a discretionary bonus approved by the Compensation Committee.

(10)	Consists of: (i) $812 for each of fiscal 2003, 2002 and 2001 attributable to the Company’s payment of annuity premiums; (ii) $1,241, $1,241 and $941 attributable to the Company’s payment of disability insurance premiums for each of fiscal 2003, 2002 and 2001, respectively; and (iii) $4,240, $3,686 and $4,200 attributable to the Company’s contributions on Mr. Mullins’ behalf to the Company’s 401(k) Retirement Plan in fiscal 2003, 2002 and 2001, respectively.
(11)	Consists of: (i) $108,000 in fiscal 2003 attributable to a target performance bonus pursuant to the Company’s Short-Term Incentive Plan; and (ii) $26,000 in fiscal 2003 attributable to a discretionary bonus approved by the Compensation Committee.
(12)	Consists of: (i) $3,565, $3,883 and $2,285 attributable to the Company’s contributions on Mr. Scussel’s behalf to the Company’s 401(k) Retirement Plan in each of fiscal 2003, 2002 and 2001, respectively; and (ii) $3,015 attributable to the Company’s contributions on Mr. Scussel’s behalf to the Company’s Executive Deferral Plan in fiscal 2001.

OPTION GRANTS IN FISCAL 2003

      The following table presents information regarding stock options to purchase shares of Common Stock granted in fiscal 2003 to the named executive officers. No Stock Appreciation Rights (“SARs”) were granted in fiscal 2003.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation
	Individual Grants(1)				for Option Term(2)

		% of Total
	Number of Shares	Options	Exercise
	Underlying	Granted	Price
	Options	to Employees in	per	Expiration
Name	Granted(3)	Fiscal Year(4)	share	Date	5%	10%

Robert M. Goodfriend	—	—	—	—	—	—
Edward R. Carlin	15,000	3.68%	$8.06	01/28/14	$76,033	$192,683
Max W. Jones	15,000	3.68%	$8.06	01/28/14	$76,033	$192,683
David R. Mullins	15,000	3.68%	$8.06	01/28/14	$76,033	$192,683
Jay D. Scussel	10,000	2.46%	$8.06	01/28/14	$50,689	$128,456

(1)	All stock options granted to the named executive officers as shown in the above table have exercise prices equal to the fair market value of the Common Stock on the date of grant, which is the closing sale price of the Common Stock on NASDAQ for the business day preceding the date of grant, and may be exercised until the earlier of: (i) the tenth anniversary of the date of grant; (ii) thirty days after the optionee ceases to be an employee of the Company for any reason other than death or disability; and (iii) the first anniversary of the optionee’s death or disability. These stock options may be transferred pursuant to a will and the laws of lineal descent as well as: (a) to the spouse or any lineal ancestor or descendant of the grantee; (b) to any trust, the sole beneficiaries of which are any one or all of the grantee, the grantee’s spouse or any lineal descendants of the grantee; and (c) to such other persons and/or entities as the Compensation Committee may approve.
(2)	The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price.
(3)	These stock options were granted on January 28, 2004 and vest in equal annual increments over five years from the date of grant.
(4)	The percentage of stock options granted to each named executive officer is based on a total number of stock options granted to employees aggregating 407,250 for fiscal 2003.

AGGREGATED OPTION EXERCISES IN FISCAL 2003 AND

FISCAL YEAR-END OPTION VALUES

      The following table presents information regarding the value of unexercised stock options held by the named executive officers at January 31, 2004. There were no stock options or SARs exercised by the named executive officers in fiscal 2003 and there were no SARs outstanding at January 31, 2004.

	Number of Shares		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at FY-End		at FY-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert M. Goodfriend	822,000	3,000	$3,472,500	—
Edward R. Carlin	134,000	64,750	$334,847	$229,998
Max W. Jones	44,400	36,600	$156,880	$92,920
David R. Mullins	134,500	37,750	$375,450	$106,400
Jay D. Scussel	51,000	24,000	$163,975	$59,913

(1)	Represents the value of unexercised, in-the-money stock options at January 30, 2004 (the last trading day of fiscal 2003), using the $8.45 closing price of the Common Stock on that date.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives certain information about the Company’s equity compensation plans as of January 31, 2004:

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity Compensation Plans approved by security holders	3,502,196	$7.32	1,888,062
Equity Compensation Plans not approved by security holders	None	N/A	None

Total	3,502,196	$7.32	1,888,062

Employment and Termination Arrangements with Named Executive Officers

      Robert M. Goodfriend. The Company does not have an employment agreement with Mr. Goodfriend. As discussed above, the Compensation Committee and Mr. Goodfriend have determined that it is appropriate to enter into an employment agreement between the Company and Mr. Goodfriend and the terms of such employment agreement are being negotiated. See “Compensation Committee Report on Executive Compensation.”

      Other Named Executive Officer Employment Arrangements. On May 20, 1998, the Company entered into new employment agreements with each of Messrs. Carlin and Mullins, its current Executive Vice President, Chief Financial Officer and Secretary, and its current Executive Vice President — Stores, respectively. On July 31, 2000, the Company entered into an employment agreement with Mr. Jones to serve as its Executive Vice President, Merchandising. On September 16, 1998, the Company entered into an employment agreement with Mr. Scussel to serve as its Senior Vice President, Management Information Systems.

      Pursuant to the employment agreements with Messrs. Carlin, Jones, Mullins and Scussel, each executive officer is considered an at-will employee, and his employment may be terminated at any time subject to the obligations set forth in the agreement. Under the employment agreements, each executive officer is paid an annual base salary (currently $420,000 for Mr. Carlin, $400,000 for Mr. Jones, $360,000 for Mr. Mullins, and $235,000 for Mr. Scussel). These annual base salary amounts may be increased by the Company at its discretion. Mr. Jones received a signing bonus of $60,000 upon entering into his employment agreement. Each executive officer participates in the Company’s short-term incentive compensation plan whereby each is eligible to receive a target performance bonus calculated as a percentage of their annual base salary and is eligible to receive between 10% and 150% of this target if the Company achieves certain performance goals for such fiscal year (the target bonus percentage is 60% of the annual base salary for each of Messrs. Carlin, Jones, Mullins and Scussel). Accordingly, for fiscal 2003, Mr. Carlin received a target performance bonus of $158,400, Messrs. Jones’ and Mullins each received a target performance bonus of $153,600 and Mr. Scussel received a target performance bonus of $108,000. In addition, for fiscal 2003, each of Messrs. Carlin’s and Jones’ employment agreements provided for a guaranteed bonus equal to 20% of such executive officer’s annual base salary for each fiscal year. In accordance with the provisions of the employment agreements, since the target performance bonus amounts exceeded the guaranteed bonus amounts, no guaranteed bonuses were paid for fiscal 2003. The guaranteed bonuses for Messrs. Carlin and Jones were eliminated commencing with fiscal 2004. Mr. Jones’ agreement also provided for the grant of stock options to purchase 50,000 shares of Common Stock (these options were granted on July 31, 2000). The employment agreements for Messrs. Carlin, Jones and Mullins also provide for a disability insurance policy, an annuity contract or life insurance policy, reimbursement of relocation expenses (solely in the case of Mr. Jones). The employment agreements for Messrs. Carlin, Jones, Mullins, and Scussel contain confidentiality and non-solicitation provisions.

      Under the terms of the employment agreements, if the executive officer’s employment is terminated by reason of his death, Disability (as defined in the agreements) or retirement on or after the attainment of age 65 or is terminated for Cause (as defined in the agreements) or voluntarily terminated by the executive officer (other than on account of Constructive Termination, as defined in the agreements), the Company will be obligated to pay such executive officer a lump sum payment equal to any compensation previously deferred by the executive officer, earned but unpaid vacation pay for the then current year and amounts or benefits the executive officer or the executive officer’s beneficiaries are owed under any employee benefit plans or policies or for reimbursement of expenses (collectively, the “Accrued Obligations”). If the executive officer’s employment is terminated by reason of his death or Disability, the Company will have the additional obligation, subject to the terms of the short-term incentive compensation plan and further provided that the executive officer has been employed by the Company for the first six months of the then applicable fiscal year, to pay an amount equal to a prorated portion of the performance bonus for such fiscal year should one be earned. Furthermore, except in the case of Mr. Scussel, if the executive officer’s employment is terminated by reason of his retirement on or after the attainment of age 65 or Disability, the Company will pay the premiums (to the same extent paid prior to termination) for the continued participation of the executive officer for a period of 12 months after termination in any individual life insurance policy on the same terms as the executive officer and the Company were participating prior to termination. Moreover, if the executive officer’s employment is terminated by reason of his death, retirement on or after the attainment of age 65 or Disability, the Company will, for a period of 12 months after termination (six months in the case of Mr. Scussel), pay the entire COBRA premium under any Company medical and dental program that the executive officer (and his or her spouse and eligible dependents) was participating in prior to termination.

      The employment agreements further provide that if the Company terminates the executive officer’s employment other than for Cause or his Disability or death, or (except in the case of Mr. Scussel) the executive officer terminates his employment for Constructive Termination, the Company will pay the executive officer a lump sum payment equal to: (i) all Accrued Obligations; (ii) the executive officer’s annual base salary at the rate in effect as of the date when the Notice of Termination (as defined in the agreements) was given (in the case of Mr. Scussel, six months of his annual base salary); and (iii) subject to the terms of the short-term incentive compensation plan and further provided that the executive officer has been employed by the Company for the first six months of the then applicable fiscal year, a prorated portion of the performance bonus for such fiscal year. Further, in the case of a Constructive Termination (except in the case of Mr. Scussel) or termination by reason of death or Disability, all unvested stock options held by the executive officer will become fully vested, effective on the Date of Termination (as defined in the agreements), and will be thereafter exercisable in accordance with the provisions of the applicable plan and award agreement.

      In addition, the employment agreements provide that upon the occurrence of a Change of Control of the Company (as defined in the employment agreements), as consideration for assisting the Company in bringing about a successful transaction, the executive officer will be entitled to receive a lump sum payment equal to 18 months (12 months in the case of Mr. Scussel) of the executive officer’s base salary at the rate in effect as of the Change of Control Date (as defined in the agreements).

      The 1991 Plan, 1993 Plan and 1997 Plan provide that, upon the occurrence of a Change of Control (as defined in such plans), all stock options granted under such plans that are outstanding and not yet vested will become immediately 100% vested effective on a Change of Control Date (as defined in such plans) and shall be thereafter exercisable in accordance with the terms of such plans and any applicable award agreement, subject to certain exceptions.

Stock Performance Graph

      The following is a line graph comparing the Company’s total Shareholder returns to those of the Standard & Poors 500 Index and the Standard & Poors 500 Apparel Retail Index for fiscal 1999 through fiscal 2003. Total return values were calculated based on cumulative total return, assuming the value of the investment in shares of common stock and in each index was $100 on February 1, 1999, and that all dividends paid by any of those companies were reinvested.

Comparison of Cumulative Total Return

	1998	1999	2000	2001	2002	2003

Goody’s Family Clothing	100.00	44.93	52.75	37.66	30.79	78.90
S&P 500 Index	100.00	110.35	107.44	90.56	70.22	94.50
S&P 500 Apparel Retail	100.00	95.36	86.87	61.23	62.56	82.30

Certain Transactions with Directors and Officers

      During fiscal 1999, the Company entered into a split-dollar life insurance agreement (the “Agreement”) and therein agreed to pay the premiums for certain second-to-die policies insuring the lives of Mr. and Mrs. Goodfriend. These policies are owned by a trust for the benefit of the Goodfriends’ children (the “Trust”). The Trust had the right, but not the obligation, to purchase the policies from the Company at any time for a purchase price equal to the cumulative premiums paid by the Company on the policies; in which case, all of the Company’s future obligations would cease. In December 2003, the Trust exercised its right to purchase the policies from the Company for an aggregate cash payment of $8,390,000, which represented the cumulative premiums paid by the Company on the policies. In addition, the Company paid a premium of $47,510 on a term policy on the life of Mr. Goodfriend in connection with the Agreement during each of fiscal 2003, 2002 and 2001.

      The Company leases a building, primarily used for the storage of fixtures, from Citizens National Bank of Athens, Tennessee, a local bank of which Mr. Goodfriend is a director and less than 5% Shareholder. The rental payments to the bank for this space in fiscal 2003 were $56,800.

      The Company leases a store in Athens, Tennessee, from an irrevocable trust established for the benefit of Mr. Goodfriend’s children. The aggregate rental payments to the trust, including real property taxes, for this space in fiscal 2003 were $313,612.

      As previously noted, Mr. Koppel, a director of the Company and a member of the Audit, Compensation and Nominating and Corporate Governance committees, is the President of the East Tennessee Children’s Hospital of which Mr. Goodfriend is also a director. The Company facilitates contributions by its employees to the Hospital through a payroll deduction plan and matches employee contributions to the Hospital on a 100% basis. The Company also makes additional contributions (in cash or in kind) to the Hospital. The total amount of contributions by the Company (including employee contributions) to the Hospital in fiscal 2003 was $466,000.

      The Company purchases vehicles and vehicle maintenance services, from time to time, from a dealership owned by Mr. Furrow, a director of the Company, and a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Expenditures for fiscal 2003 were $151,724.

Item 2 —	Approval of the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan

Introduction

      The Short-Term Incentive Plan (the “Plan”) was approved by the Shareholders at the 2002 annual meeting of Shareholders in order to qualify compensation payable under the plan as performance-based compensation for purposes of Section 162(m) of the Code. On March 16, 2004, the Board adopted, subject to Shareholder approval, the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan (the “Amended Plan”). The purpose of the Plan, which has been in effect since 1997, is to benefit and advance the interests of the Company and its Shareholders by rewarding key employees of the Company and its subsidiaries for their contribution to the Company’s financial success and thereby motivate them to continue to make such contributions in the future by granting them annual performance-based awards. The amendments to the Plan: (i) clarify the method of calculating annual base salary for purposes of the Plan; (ii) provide alternative business criteria for targets that are fixed for the Plan; (iii) provide for adjustments in the method of calculating attainment of performance objectives; and (iv) provide additional flexibility with respect to awards to participants who are not executive officers. The Company believes that compensation payable under the Amended Plan will qualify as performance-based compensation upon Shareholder approval of the Amended Plan.

The Amended Plan

      The following is the Amended Plan approved by the Compensation Committee and the Board.

      Purpose. The purpose of the Amended Plan is to benefit and advance the interests of the Company and its Shareholders by rewarding key employees of the Company and its subsidiaries for their contribution to the Company’s financial success and thereby motivate them to continue to make such contributions in the future by granting them annual performance-based awards.

      Administration. Under its terms, the Amended Plan must be administered by a committee of at least two directors. The Compensation Committee has been selected to serve as the committee under the Amended Plan. Each member of the Compensation Committee must qualify as an “Outside Director” within the meaning of Section 162(m) of the Code.

      Eligibility. Under the terms of the Amended Plan, Senior Executives, Vice Presidents, District Managers, Divisional Merchandise Managers and Buyers, Store Managers and Operating Directors of the Company and its subsidiaries, and such other employees of the Company and its subsidiaries as the Compensation Committee may determine in its sole discretion (the “Participants”), are eligible to participate in the Amended Plan. The number of Participants in the Amended Plan in fiscal 2004 will be approximately 510.

      Awards. The Amended Plan provides for an earned bonus pool (“EBP”) which, for any fiscal year of the Company, sets the maximum amount available for awards to each Participant, or class of Participants, grouped by title, under the Amended Plan. The maximum amount of the EBP is determined by the Compensation Committee, subject to the approval of the Board, and is based on the achievement of performance objectives established by the Compensation Committee for each fiscal year. Under the terms of the Amended Plan, within ninety (90) days (or, in the case of Participants who are not executive officers, such later date as the Compensation Committee shall deem appropriate) after the commencement of the fiscal year to which the performance objectives relate (and, in the case of executive officers, in no event after the expiration of 25% of such fiscal year), the Compensation Committee shall establish: (i) the Participants, or class of Participants, grouped by title; (ii) the performance objectives for such fiscal year (the fixing of which may, in the case of Participants who are not executive officers, be delegated to senior management); (iii) the related amounts of the EBP based on the achievement of such performance objectives; and (iv) a target bonus for each Participant or class of Participants, grouped by title, for such fiscal year, which may be a percentage, or a multiple, of such Participant’s or class of Participant’s annual base salary. A Participant’s annual base salary for the purposes of the Amended Plan shall be the Participant’s annual base salary as of the last day of the applicable fiscal year; except that for a Participant who is transferred from one position to another during a fiscal year, the award for the fiscal year will be the sum of the pro-rata bonus awards calculated for each position at the annual base salary for each such position. The Compensation Committee may add Participants to the Amended Plan during a fiscal year by setting a performance objective and target bonus in compliance with Code Section 162(m) with respect to the remaining period of such fiscal year (within the first 25% of the portion of such fiscal year for which such person shall be eligible for an award, except in the case of non-executive officers whose performance objectives and target bonuses may be set later in the year). Failure of the Company to meet the minimum level of performance under these performance objectives will result in the EBP being equal to zero. Performance in excess of the level of performance which relates to the maximum amount of the EBP will not increase the amount of the EBP above such maximum amount.

      The performance objectives described above will be based upon one or more targets, which shall be equal to a desired level or levels for any fiscal year of any or a combination of the following business criteria on an absolute or relative basis (including comparisons of results for the fiscal year to either results for the prior fiscal year or the Company’s plan or forecast for the fiscal year): (i) earnings before bonus payments and income taxes; (ii) after-tax earnings; (iii) earnings per share, each as determined in accordance with generally accepted accounting principles consistently applied for the Company; and/or (iv) in the case of Participants who are not executive officers, one or more additional achievement objectives that may be individually set for such Participants (collectively the “Business Criteria”).

      The Compensation Committee shall make adjustments (to the extent applicable to the Business Criterion selected for the target) in the method of calculating attainment of performance objectives for the then current fiscal year for all Participants as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to exclude restructuring charges; (iii) to exclude the effects, as applicable, to changes in generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any change in statutory corporate tax rates or the Company’s rate of tax provision; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (vi) to exclude the effect of any change in the outstanding or diluted outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common Shareholders other than regular cash dividends, or fluctuations in the market price of the Company’s common stock that could affect the calculation of diluted shares outstanding in determining earnings per share, in each case, as determined in the reasonable judgment of the Compensation Committee.

      No Participant may receive more than $3,000,000 in any fiscal year under the Amended Plan.

      The Compensation Committee has established the EBP, the target bonuses and the relevant performance objectives for fiscal 2004, which are subject to Shareholder approval of the Amended Plan. The Business Criteria for fiscal 2004 shall be earnings before all bonus payments and income taxes other than with respect to those Participants who are not executive officers for whom the achievement objectives are individually set. No payments may be made under the Amended Plan until the Compensation Committee certifies in writing that the applicable performance objectives have been satisfied.

      If the Amended Plan is approved by the Shareholders at the Annual Meeting, it will be effective in the form approved with respect to awards beginning in fiscal 2004 and thereafter.

      Amendment. The Board may at any time alter, amend, suspend or terminate the Amended Plan in whole or in part without Shareholder approval insofar as permitted by law, provided that the Board may condition any amendment on the approval of the Shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.

      Re-approval by Shareholders. To the extent required under Code Section 162(m), the Amended Plan will be disclosed to, and re-approved by, the Company’s Shareholders no later than the 2009 annual meeting of Shareholders.

Vote Required

      Approval of the Amended Plan requires the presence, in person or by proxy, of the holders of a majority of all the shares of Common Stock entitled to notice of and to vote at the Annual Meeting and requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Mr. Goodfriend has indicated his intention to vote his shares in favor of the approval of the Amended Plan.

Your Board recommends a vote FOR the

approval of the
Goody’s Family Clothing, Inc.
Amended and Restated Short-Term Incentive Plan

Item 3 — Other Matters

General

      Management does not know of any other matters to be presented at the Annual Meeting for action by the Shareholders, other than those discussed in this proxy statement. However, if any other matter requiring a vote of the Shareholders is properly presented at the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

Auditors

      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) serve as the principal accounting firm designated to audit the Company’s consolidated financial statements. The engagement of Deloitte & Touche is not being presented for approval by the Shareholders at the Annual Meeting; however, a representative from Deloitte & Touche is expected to be available to answer questions, if any, addressed to him or her at the Annual Meeting and will be given the opportunity to make a statement if such representative desires to do so.

      Fees paid to Deloitte & Touche during the last two fiscal years were as follows:

Audit Fees

      Professional fees and expenses for audit services provided during fiscal 2003 and fiscal 2002 were $386,000 and $258,000, respectively. Audit services consist primarily of the audit of the Company’s consolidated financial statements, including the reviews of the Company’s condensed consolidated financial statements included in its quarterly reports on Form 10-Q. For fiscal 2003, 100% of the fees were pre-approved by the Audit Committee. Approximately 85% of these fees for fiscal 2002 were pre-approved by the Audit Committee.

Audit-Related Fees

      The Company did not incur any professional fees and expenses for audit-related services during fiscal 2003 and fiscal 2002.

Tax Fees

      Professional fees and expenses for tax services provided during fiscal 2003 and fiscal 2002 were $428,000 and $749,000, respectively. Tax services include professional services provided for tax compliance, tax advice and tax planning. Approximately 99% of the fees for fiscal 2003 were pre-approved by the Audit Committee. Approximately 76% of the fees for fiscal 2002 were pre-approved by the Audit Committee.

All Other Fees

      Professional fees and expenses for all other services provided during fiscal 2003 and fiscal 2002 were $76,000 and $103,000, respectively. For fiscal 2003, other services consist primarily of consulting services related to a new subsidiary formed for the purpose of holding and managing gift card assets and review of the Company’s insurance policies. For fiscal 2002, other services consisted primarily of consulting services related to the Company’s restructuring. For fiscal 2003, 77% of the fees were pre-approved by the Audit Committee. Approximately 93% of the fees for fiscal 2002 were pre-approved by the Audit Committee.

      The charter of the Audit Committee provides that the Audit Committee (i) approve the audit fees and other significant compensation to be paid to the independent auditors and (ii) approve, in advance, the retention and related fees of the independent auditors for any non-audit services and consider whether the provision of these other services is compatible with maintaining the auditors’ independence. The charter provides that this duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. No such delegation of authority has been made at this time. Generally, the procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Audit Committee reviewing a budget for audit services, audit-related services and tax services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Shareholder Proposals for 2005 Annual Meeting

      In order to present a proposal at the Company’s annual meeting of Shareholders to be held in 2005, a Shareholder must provide advance written notice of the proposal to the Company at its principal executive offices no later than the close of business on March 26, 2005. If such proposal relates to amending the Bylaws, then advance notice must be provided to the Company at its principal executive offices no later than the close of business on January 10, 2005 and otherwise comply with the Bylaws. A copy of the Bylaws is available upon written request to the Secretary of the Company. If a Shareholder gives notice of a proposal after the applicable deadline, the Company’s proxy holders will have discretionary authority to vote on this proposal when and if raised at the 2005 annual meeting. In addition, all Shareholder proposals intended to be included in the Company’s proxy materials for the 2005 annual meeting must be received by the Company at its principal executive offices no later than the close of business on January 10, 2005 and must otherwise comply with the rules of the SEC for inclusion in the proxy materials.

Proxy Solicitation Costs

      The Company will pay the cost of the Annual Meeting and the cost of soliciting proxies in the accompanying form (including the cost of mailing the proxy material). The Company has engaged Corporate Communications, Inc. and Bowne of Atlanta, Inc. to distribute and solicit proxies for the Annual Meeting at an estimated cost of $35,000 (which amount includes mailing and shipping costs), plus reasonable expenses. The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward proxy and other soliciting materials to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.

Shareholders’ List

      A list of the Shareholders will be available at the Company’s corporate offices located at 400 Goody’s Lane, Knoxville, Tennessee, for inspection by Shareholders during regular business hours from May 3, 2004 to the date of the Annual Meeting. The list will also be available during the Annual Meeting for inspection by Shareholders who are present.

Edward R. Carlin
Secretary

May 10, 2004

PROXY

GOODY’S FAMILY CLOTHING, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 10, 2004, and does hereby appoint Robert M. Goodfriend and Regis J. Hebbeler, or either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Goody’s Family Clothing, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to held at 10:00 a.m. (EDT) on Wednesday, June 16, 2004 at the Company’s corporate headquarters located at 400 Goody’s Lane, Knoxville, Tennessee, and at any adjournment(s) or postponement(s) thereof, hereby revoking all proxies heretofore given with respect to such stock.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR HEREIN AND THE APPROVAL OF THE GOODY’S FAMILY CLOTHING, INC. AMENDED AND RESTATED SHORT-TERM INCENTIVE PLAN.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

Your Board recommends a vote FOR the election of the nominees below as Class III Directors and FOR the approval of the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan.

							FOR	WITHHOLD	ABSTAIN
1.	Election of Director To elect two Class III Directors (for a term expiring at the 2007 Annual Meeting of Shareholders). Nominees: (01) Robert M. Goodfriend and (02) Robert F. Koppel				2.	Approval of the Goody’s Family Clothing, Inc. Amended and Restated Short-Term Incentive Plan.	☐	☐	☐
	FOR ALL NOMINEES (Except as marked to the contrary below)	☐	☐	WITHHELD AUTHORITY TO VOTE FOR NOMINEES LISTED ABOVE	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

☐
(Instructions: to withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)
Please sign exactly as name(s) appears hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signer is a corporation, sign the full corporate name by a duly authorized officer. When shares are held by joint tenants, both should sign.

						PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

Signature:	Date:	Signature:	Date: